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                                                               EXHIBIT (a)(1)(J)

[To be sent to all participants in the MANAGEMENT stock option exchange by Delta Air Lines, Inc. shortly following June 25, 2003 unless the offer is extended]

                               [DELTA LETTERHEAD]
                                     [date]

[Name and address of option holder who elected to exchange options]


This letter confirms that on <June 25, 2003>, Delta Air Lines, Inc. cancelled options to purchase the number of shares that you elected to exchange under the 2000 Performance Compensation Plan or a predecessor plan, pursuant to the terms of Delta's Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated <May 28, 2003>. Delta will grant you new options to purchase shares, on the terms described in the Offer to Exchange, on or after <December 26, 2003>, subject to the terms and conditions described in the Offer to Exchange.

If you have any questions about this letter, please contact Merrill Lynch toll-free at 866-297-0391. From outside of the U.S., Canada or Puerto Rico, please contact Merrill Lynch at 770-390-7323. You may also go to the Option Exchange site on the HR Employee Connection, where you can e-mail a question to a Delta representative; or call the Employee Service Center at 1-800-MY DELTA.

Sincerely,

Delta Air Lines, Inc.

By:
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Title:
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